Exhibit (d)(7)

UNIT PURCHASE AGREEMENT

by and among

EBS HOLDCO II, LLC

and

THE UNITHOLDERS PARTY HERETO

Dated as of [—], 20[—]

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT, dated as of [—], 20[—] (this “Agreement”) is entered into by and among EBS HoldCo II, LLC, a Delaware limited liability company (the “Purchaser”), and each of the persons listed on Annex A hereto (each, a “Unitholder” and collectively, the “Unitholders”).

RECITALS

WHEREAS, Beagle Parent Corp., a Delaware corporation (“Parent”), Beagle Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Emdeon Inc., a Delaware corporation, have entered into that certain Agreement and Plan of Merger, dated as of August 3, 2011 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Purchaser (the “Merger”);

WHEREAS, concurrently with the execution of the Merger Agreement, Parent, the Unitholders and the other parties thereto entered into an Interim Investors Agreement, dated as of August 3, 2011 (the “Interim Investors Agreement”), pursuant to which, among other things, Parent agreed to cause the Purchaser to enter into this Agreement at the Effective Time (as defined in the Merger Agreement);

WHEREAS, concurrently with the execution of this Agreement and pursuant to the Interim Investors Agreement, Parent has agreed to contribute the Parent Share Consideration (as defined herein) to the Surviving Corporation (as defined in the Merger Agreement) and to cause the Surviving Corporation to contribute such Parent Share Consideration and the Cash Consideration (as defined herein) to the Purchaser; and

WHEREAS, immediately thereafter and pursuant to the Interim Investors Agreement, Parent has agreed to cause the Purchaser, and the Purchaser herein agrees, to purchase the Purchased Units (as defined herein) contemplated to be sold to Purchaser pursuant to this Agreement by each of the Unitholders for the Parent Share Consideration and the Cash Consideration and immediately consummate the transactions contemplated by this Agreement.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, that Purchaser shall not be deemed an Affiliate of any Unitholder; provided, further, that “portfolio companies” (as such term is customarily used among private equity investors) of a Unitholder shall not be deemed an Affiliate of such Unitholder.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Ownership” by a Person of any security, means, ownership by such Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

“Cash Consideration” has the meaning set forth in Section 2.1(a).

“Chosen Courts” has the meaning set forth in Section 4.3.

“Closing” has the meaning set forth in Section 2.2.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“EBS Master” means EBS Master LLC, a Delaware limited liability company.

“EBS Operating Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of EBS Master, dated as of August 17, 2009.

“H&F” means Hellman & Friedman LLC.

“Interim Investors Agreement” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“Parent” has the meaning set forth in the Recitals.

“Parent Share Consideration” has the meaning set forth in Section 2.1(a).

“Purchased Units” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Tax Receivable Agreements” means (i) the Tax Receivable Agreement (Exchanges) by and among the Company, H&F ITR Holdco, L.P., GA ITR Holdco, L.P. and GA-H&F ITR Holdco, L.P., dated August 17, 2009, (ii) the Tax Receivable Agreement (Reorganizations) by and among the Company, H&F ITR Holdco, L.P., GA ITR Holdco, L.P. and GA-H&F ITR Holdco, L.P., dated August 17, 2009 and (iii) the Tax Receivable Agreement (Management) by and among the Company and the other persons party thereto, dated August 17, 2009.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.

“Unitholders” has the meaning set forth in the Preamble.

“Units” has the meaning ascribed thereto in the EBS Operating Agreement.

ARTICLE II

PURCHASE AND SALE; CLOSINGS; CONDITIONS TO CLOSINGS

Section 2.1 Purchase and Transfer.

(a) Subject to the terms herein set forth, at the Closing (as defined herein), each Unitholder agrees (severally and not jointly) to Transfer to Purchaser the number of Units set forth opposite such Unitholder’s name under the column entitled “Units” on Annex A to this Agreement (collectively, the “Purchased Units”), and Purchaser agrees to purchase [50]1% of the Purchased Units from such Unitholder for a purchase price per Unit equal to the Merger Consideration (the “Cash Consideration”) and [50]1% of the Purchased Units in exchange for a pro rata (in kind and amount) number of shares of common stock of Parent assuming that the value of each Purchased Unit is equal to the Merger Consideration (the “Parent Share Consideration”),

(b) Each of the parties hereto agrees that the purchase and sale of the Purchased Units as contemplated by this Agreement shall be treated as a taxable Exchange (as defined in the Tax Receivable Agreements) resulting in a Basis Adjustment (as defined in the Tax Receivable Agreements), in each case, pursuant to and under the Tax Receivable Agreements.

[1]	The percentage of Units to be exchanged for cash/stock shall be appropriately revised to give effect to the Sell-Down (as defined in Schedule C of the Interim Investors Agreement).

Section 2.2 Closing. The closing of the purchase of the Purchased Units (the “Closing”) shall occur at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019 simultaneously with the execution and delivery of this Agreement by each of the parties hereto. At the Closing, (i) Purchaser shall deliver to each Unitholder (x) the Cash Consideration by wire transfer of immediately available funds to a bank account designated in writing by such Unitholder and (y) duly executed certificates, registered in the Unitholders’ respective names, representing the number of shares of common stock of Parent comprising the Parent Share Consideration, (ii) no Unitholder shall be required to deliver to Purchaser any instrument, assignment, document or other agreement, or stock certificate or other certificate, with respect to the Units comprising the Purchased Units and (iii) Purchaser shall immediately cause EBS Master to duly acknowledge in writing the Transfer by each Unitholder to Purchaser of the number of Units such Unitholder has Transferred to Purchaser at the Closing and shall cause Exhibit A to the EBS Operating Agreement to be amended to reflect such Transfer of Units as contemplated herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Unitholders. Each of the Unitholders severally and not jointly represents and warrants to Purchaser as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Unitholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Unitholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Unitholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by such Unitholder and no other actions or proceedings on the part of such Unitholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Unitholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of such Unitholder enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b) Title. Such Unitholder Beneficially Owns and has full power and authority to convey, free and clear of any Liens (other than (i) any Liens pursuant to the EBS Operating Agreement and this Agreement and (ii) any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States), the Units set forth opposite its name on Annex A hereto. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Units, upon such Unitholder’s receipt of the Cash Consideration and Parent Share Consideration and the Transfer of the Purchased Units at the Closing or, good, valid and marketable title to the comprising the Purchased Units will pass to Purchaser, free and clear of any Liens.

(c) No Conflicts. The execution, delivery and performance of this Agreement by such Unitholder do not and will not (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of such Unitholder, (ii) conflict with, or result in any violation or breach of, any Laws applicable to such Unitholder or by which any of its assets or properties is bound, (iii) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Unitholder is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of such Unitholder, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Unitholder to perform its obligations hereunder.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Unitholder does not, and the performance by such Unitholder of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Unitholder to obtain any consent, approval, authorization or permit of any Governmental Authority.

Section 3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to each Unitholder as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Purchaser of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of Purchaser enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b) Financial Ability. At the Closing, Purchaser has the Cash Consideration and Parent Share Consideration sufficient to pay the purchase price to the Unitholders for the Purchased Units as contemplated herein.

(c) No Conflicts. The execution, delivery and performance of this Agreement by Purchaser do not and will not (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of Purchaser, (ii) conflict with, or result in any violation or breach of, any Laws applicable to Purchaser or by which any of its assets or properties is bound, (iii) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of Purchaser, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to perform its obligations hereunder.

(d) Consents and Approvals. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Purchaser to obtain any consent, approval, authorization or permit of any Governmental Authority.

Section 3.3 Survival. The representations and warranties set forth herein, and the covenants to be performed at or prior to the Closing by each of the parties hereto, shall, in each case, not survive the Closing, and upon the Closing, neither party shall have any liability with respect to such representations, warranties and covenants.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital or Annex shall refer, respectively, to Sections, Subsections, Recitals or Annexes of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 4.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(p) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”.

Section 4.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 4.3 Submission to Jurisdiction; Service. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, and nothing herein shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 4.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 4.5 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Purchaser to:

3055 Lebanon Pike

Suite 1000

Nashville, TN 37214

Attention: Gregory T. Stevens

Facsimile: (615) 231-7972

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: John G. Finley

Facsimile: (212) 583-5749

If to any Unitholder or its Affiliates:

c/o Hellman & Friedman LLC

One Maritime Plaza

12th Floor

San Francisco, CA 94111

Attention: Allen Thorpe

  Arrie Park

Facsimile: (415) 788-0176

with a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Rich Capelouto

Facsimile: (650) 251-5002

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Patrick Naughton

Facsimile: (212) 455-2502

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 4.6 Amendment. This Agreement may not be amended except by an instrument in writing signed by Purchaser and each Unitholder.

Section 4.7 Extension; Waiver. At any time before the termination of this Agreement, Purchaser, on the one hand, and the Unitholders (by unanimous action), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 4.8 Entire Agreement. This Agreement (including the exhibits, annexes and schedules hereto) and the Merger Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 4.9 No Third-Party Beneficiaries. Purchaser, on the one hand, and the Unitholders, on the other hand, hereby agree that their respective representations, warranties,

covenants and agreements set forth herein are solely for the benefit of the other, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 4.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any party or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 4.11 Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 4.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 4.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 4.14 Unitholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Unitholder are made solely with respect to such Unitholder and its Units. For the avoidance of doubt, the obligations of each Unitholder under this Agreement are several (with respect to itself) and not joint with the obligations of any other Unitholder, and such Unitholder shall not be responsible in any way for the representations and warranties, the performance of any obligations, or the actions or omissions, of any other Unitholder.

Section 4.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, managers, agents or Affiliates of any party hereto or any former, current or future equity holder, general or limited partner, member, controlling person, director, officer, employee, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 4.16 Fees and Expenses. Except as set forth in the Interim Investors Agreement, all costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 4.17 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

EBS HOLDCO II, LLC

By:
Name:
Title:

[Signature Page to Unit Purchase Agreement]

HFCP VI DOMESTIC AIV, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC, its general partner

By:
Name:
Title:

HELLMAN & FRIEDMAN INVESTORS VI, L.P.

By:	Hellman & Friedman LLC, its general partner

By:
Name:
Title:

HELLMAN & FRIEDMAN CAPITAL EXECUTIVES VI, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC, its general partner

By:
Name: Title:

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES VI, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC, its general partner

By:
Name:
Title:

[Signature Page to Unit Purchase Agreement]

Annex A

Unitholder	Units
HFCP VI Domestic AIV, L.P.	22,349,977
Hellman & Friedman Investors VI, L.P.	125,178
Hellman & Friedman Capital Executives VI, L.P.	99,940
Hellman & Friedman Capital Associates VI, L.P.	11,295